Exhibit 99.1

         Corporate Affairs Group, 130 Liberty Street, New York Mailing
         Address:  P.O. Box 318, Church Street Station, New York, N.Y.
         10008-0318



         BANKERS TRUST NEW YORK CORPORATION


         NEWS RELEASE



         For Release:  IMMEDIATE



                   BANKERS TRUST AND ALEX. BROWN AGREE TO MERGE

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         COMBINED FIRM WILL OFFER FULL RANGE OF GLOBAL INVESTMENT
         BANKING CAPABILITIES

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         MERGER CREATES THE LEADING FINANCIAL SERVICES FIRM FOR HIGH-
         GROWTH COMPANIES



                   New York, April 6, 1997 -- Bankers Trust New York Corporation (NYSE: BT) and Alex. Brown Incorporated (NYSE: AB) announced today that they have signed a definitive agreement to merge. The combined company will have strong capabilities in every aspect of financing and advisory services and will be the pre-eminent provider of these services to growing companies and those in rapidly changing industries.

                   Under terms of the agreement approved unanimously by both boards of directors, each Alex. Brown common share will be exchanged for 0.83 shares of Bankers Trust common stock. Based on the April 4 closing price of Bankers Trust and Alex. Brown's primary shares outstanding, the merger will have a value of approximately $1.7 billion. On that same basis, Alex. Brown shareholders will own approximately 20% of Bankers Trust's shares outstanding after completion of the merger. The trans-action is expected to be tax-free to shareholders and accounted for on a pooling-of-interests basis.

                   "This merger is a superb fit that significantly en-hances the combined firms' ability to provide our clients with a full range of superior services around the world," said Frank Newman, chairman of the board of directors and chief executive officer of Bankers Trust. "In a single, integrated firm, cli-ents will have the benefit of Bankers Trust's expertise in syn-dicated bank lending and high-yield bonds and Alex. Brown's strength in equities research and underwriting. We will greatly extend our advisory capabilities by adding Alex. Brown's merger and acquisition franchise with dynamic growth companies to BT Wolfensohn's M & A franchise. Alex. Brown's highly regarded services for high net worth investors offer significant opportunities to broaden our private banking ac-tivities.


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                   "Alex. Brown is one of the most successful and re-
         spected investment banking firms in the country. With this merger, we gain the leadership, talent and experience of 'Buzzy' Krongard, Mayo Shattuck and some of the best and brightest people in this business. By accelerating our growth and expanding our scope of activities, this combination will offer the talented people in both firms enormous professional opportunities in the years ahead," concluded Mr. Newman.

                   A.B. Krongard, chairman of the board of directors and chief executive officer of Alex. Brown, said: "We are extremely excited to be joining a firm whose capabilities support and extend our core strengths. By combining the oldest investment banking firm in America with a premier global financial insti-tution known for innovation, we are creating an exceptional organization ideally positioned to serve our clients. Above all, our firms share a common culture that prizes integrity, excellence, and commitment to client service."

                   Bankers Trust's board of directors intends to elect Mr. Krongard a director and a vice chairman of the board of Bankers Trust New York Corporation. He would join the board after the merger is completed. In addition, Mayo A. Shattuck III, currently president and chief operating officer of Alex. Brown, will be named a vice chairman of Bankers Trust New York Corporation. At the most recent meeting of Bankers Trust New York Corporation's board of directors, Yves deBalmann, co-head of investment banking and head of risk management services; Richard H. Daniel, chief financial officer; and R. Kelly Doherty, head of sales and trading and the firm's Latin Ameri-can activities were elected vice chairmen of the Corporation. Mr. deBalmann and Mr. Shattuck will jointly lead the integra-tion of the investment banking businesses of the two firms. Alex. Brown's headquarters will remain in Baltimore.

                   Bankers Trust and Alex. Brown believe the combined firm will generate significant additions in revenue from pro-viding existing clients of the two firms with an expanded range of services and from the enhanced ability of the merged firms to attract new clients. In particular, additions are expected in equity underwriting, trading and sales; in high yield fi-nance; in risk management; and in mergers, acquisitions and advisory services. The firms also expect to benefit from the expanded range of capabilities in private banking, brokerage and investment management.

                   The combined company expects to achieve annualized expense savings of approximately $80 million resulting from elimination of redundant operations within 12 months of close. At closing, Bankers Trust expects to recognize a one-time charge of approximately $80 million for restructuring and re-lated costs. Bankers Trust believes the transaction will be accretive to earnings per share in the second year after close.


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                   In connection with the transaction, Alex. Brown
         granted Bankers Trust an option, exercisable under certain con-ditions, to acquire shares representing 19.9% of Alex. Brown's outstanding shares. Bankers Trust has granted Alex. Brown an option to purchase up to 10% of Bankers Trust's outstanding stock, exercisable under certain conditions.

                   The merger, which is expected to be completed by the fourth quarter of 1997, is subject to customary closing condi-tions, including certain regulatory approvals and shareholder approvals.

                   Bankers Trust is the seventh largest U.S. banking company with assets of $120 billion and has offices in more than 55 countries with over 15,000 employees. Through its sub-sidiaries, which include Bankers Trust Company, BT Securities Corporation and Bankers Trust International PLC, the firm pro-vides investment banking, risk management, sales and trading, investment management and transaction processing services to more than 11,000 clients worldwide.

                   In 1996, Bankers Trust ranked as the third largest underwriter of high yield debt rated single-B and below and was the second largest arranger of highly leveraged syndicated loans. Bankers Trust has more than $220 billion of assets un-der management for institutions, individuals, and families worldwide. It provides custody services for approximately $1.5 trillion of client assets.

                   Founded in 1800, Alex. Brown has 2,700 employees in 22 offices in 13 states and the District of Columbia, and rep-resentative offices in London, Geneva, and Tokyo. In addition to the company's principal office in Baltimore, Alex. Brown has offices in New York, San Francisco, Los Angeles, Boston, Chi-cago, Dallas, Atlanta, Philadelphia and Washington, D.C.

                   Alex. Brown has approximately 100 equity analysts covering more than 800 stocks, with more than 1,000 institu-tional clients and 115,000 high net worth clients. In 1996, Alex. Brown ranked as the largest underwriter of initial public offerings in terms of number of transactions and the fifth largest underwriter by dollar value. The firm was the largest underwriter of common stock of technology companies, based on the number of transactions, and the fourth largest underwriter based on dollar value of transactions. In healthcare, Alex. Brown was the third largest underwriter of common stock in terms of number of transactions, and the fourth largest under-writer based on dollar value. Alex. Brown has $12.5 billion of assets under management.



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                   This news release contains estimates of future oper-
         ating results for both Bankers Trust New York Corporation and Alex. Brown Incorporated. These estimates constitute forward-looking statements (within the meaning of the Private Securi-ties Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) com-petitive pressures among financial institutions increase sig-nificantly; (4) costs or difficulties related to the integra-tion of the business of Bankers Trust and Alex. Brown are greater than expected; (5) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; and (6) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

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                   For more information, contact Doug Kidd, Bankers
         Trust, (212) 250-7225.

                   This and other press releases are available at http:/ /www.bankerstrust.com/press.